Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contacts:
G. William Beale
President and CEO
Union Bankshares Corporation
(804) 632-2121 — bbeale@ubsh.com

UNION BANKSHARES CORPORATION ANNOUNCES FEDERAL RESERVE’S APPROVAL

OF MERGER WITH FIRST MARKET BANK

Richmond, VA – January 14, 2010 – Union Bankshares Corporation, a Virginia multi-bank holding company (“Union”), announces that it received regulatory approval today from the Federal Reserve Bank of Richmond to move forward with its merger with First Market Bank, FSB (“First Market”). Union and First Market first announced their business combination in March 2009 and with this most recent approval in hand, the two financial organizations are ready to complete the First Market merger as early as February 1, 2010, followed by the combination of First Market and Union Bank and Trust Company to form Union First Market Bank in March of this year. Union will change its name to Union First Market Bankshares Corporation and move its corporate headquarters to Richmond.

“We are delighted to have received today’s approval from our primary federal regulator,” said G. William Beale, Union’s President and CEO. “Dave Fairchild, First Market’s CEO, and I are continuing our efforts with our teams to build Virginia’s largest community banking organization.”

About Union Bankshares Corporation

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full-service banking to the Northern, Central, Rappahannock, Tidewater, and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (41 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, and Westmoreland and the cities of Fredericksburg, Williamsburg, Newport News, Grafton, and Charlottesville); Northern Neck State Bank (nine locations in the counties of Richmond, Westmoreland, Essex, Northumberland, and Lancaster); and Rappahannock National Bank (seven locations in Washington, Front Royal, Middleburg, Warrenton, and Winchester). Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union Bank and Trust Company also owns a non-controlling interest in Johnson Mortgage Company, LLC. Additional information is available on the Company’s web site at www.ubsh.com. The shares of the company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

About First Market Bank

First Market Bank, FSB was founded in 1997 and is headquartered in Richmond. Now celebrating its twelfth anniversary, the bank has grown to more than 300 employees and has a network of 37 full-service locations. It has more than $1 billion in deposits and offers a full range of retail and commercial products including mortgage, trust and investment services. www.firstmarketbank.com